SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(RULE 14C-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☒   Preliminary Information Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))

☐   Definitive Information Statement

INNER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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INNER SYSTEMS, INC.
1895 Byrd Drive
East Meadow, NY 11554

July __, 2010

Dear Stockholder:

This Information Statement is furnished to holders of shares of common stock, $.001 par value (the "Common Stock") of Inner Systems, Inc. (the "Company").  We are sending you this Information Statement to inform you that on July 26, 2010, the Board of Directors of the Company unanimously adopted the following resolutions:

1)    To seek stockholder approval to an amendment to the Company's Certificate of Incorporation to       increase the Company's authorized capital to 210,000,000 shares comprising 200,000,000 shares of Common Stock par value $.001 per share and 10,000,000 shares of Preferred Stock par value $0.001 per share; and

2)    To seek stockholder approval to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock.

Thereafter, on July 26, 2010, pursuant to the By-Laws of the Company and applicable New York law, a shareholder of the Company (identified in the section entitled "Voting Securities and Principal Holders Thereof") holding 762,291 shares of Common Stock, representing approximately 76.2% of the total issued and outstanding Common Stock, adopted a resolution to authorize the Board of Directors (1) to amend the Company's Certificate of Incorporation to increase the Company's authorized capital to 210,000,000 shares comprising 100,000,000 shares of Common Stock par value $.001 per share and 20,000,000 shares of Preferred Stock par value $0.001 per share; and (2) in its sole discretion, to effect a reverse split of the Company's Common Stock based upon a ratio of not less than one-for-two nor more than one-for-twenty shares at any time prior to July 31, 2011.  In addition, notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

The Board of Directors believes that the proposed increase in authorized capital and reverse stock split is beneficial to the Company because it provides the Company with the flexibility it needs to attract a transaction consistent with its Business Plan.

WE ARE NOT ASKING YOU FOR A PROXY AND YOUR ARE NOT REQUESTED
TO SEND US A PROXY

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of our Common Stock. The resolutions will not become effective before the date which is 20 days after this Information Statement was first mailed to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the stockholders of the Company.

This Information Statement is being mailed on or about August __, 2010 to stockholders of record on July 1, 2010 (the "Record Date").

/s/ John M. Sharpe,Jr.
John M. Sharpe, Jr., President

INNER SYSTEMS, INC.
1895 Byrd Drive
East Meadow, NY 11554

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under Securities and Exchange Act of 1934, as amended, and applicable New York law.  No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents, and no dissenters' rights under the Laws of New York are afforded to the Company's stockholders as a result of the adoption of these resolutions.

Expenses in connection with the distribution of this Information Statement, which are anticipated to be less than $2,000.00, will be paid by the Company.

BACKGROUND

The Company was incorporated under the laws of the State of New York on September 16, 1997. On August 7, 1998, Inner System Industries, Inc., a Texas corporation and the owner and operator of a food service and vending machine business, was merged with and into the Company. Thereafter, we owned and operated a food cafeteria, catering business and vending machine business from offices located in Commack, New York.

On May 21, 1999, the Company filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York. We continued to operate our business as a debtor-in-possession. However, on or about August 25, 1999, we sold our assets to Culinart, Inc. Then, on August 9, 2000, the Bankruptcy Court approved our plan of reorganization (the “Plan”). The interests of the pre-petition shareholders were extinguished and the 3,198,948 shares of common stock issued to the pre-petition shareholders were cancelled and 1,000,000 new shares were issued to claimants in the Bankruptcy.  Of the 1,000,000 shares newly issued, John M. Sharpe, Jr., a key employee of the Company during the bankruptcy proceeding, received 735,000 shares (or 73.5% of the issued and outstanding shares) in full satisfaction and discharge of an allowed administrative claim.

The Company’s current business plan is to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance shareholder value. The acquisition of a business opportunity may be made by purchase, merger, exchange of stock, or otherwise, and may encompass assets or a business entity, such as a corporation, joint venture, or partnership. The Company has limited capital, and it is unlikely that the Company will be able to take advantage of more than one such business opportunity. The Company intends to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings.

We anticipate that the selection of a business combination will be complex and subject to substantial risk.  Based on general economic conditions, technological advances being made in some industries and shortages of available capital, we believe that there are numerous firms seeking access to the capital markets and/or the perceived benefits of becoming a publicly traded corporation.  Such perceived benefits include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to incentivize key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock.  Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

The Board of Directors believes that it is in the best interest of the Company's stockholders and the Company for the Board to have the authority increase the Company’s authorized capital and to effect a reverse stock split of the Company's common shares in order to make the Company more attractive for a potential business combination. The Board of Directors intends to implement the increase in the Company’s authorized capital twenty days following the mailing of this Information Statement to the Company’s stockholders and would effect a reverse stock split only upon its determination that a reverse stock split would be in the best interests of the stockholders at that time. The Board of Directors would set the specific timing for such a split within the authority granted by the stockholders.

No further action on the part of stockholders will be required to either increase the Company’s authorized capital or to implement or abandon the reverse stock split. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company's stockholders.

At this time, the Company does not have any specific current prospects for a business transaction or merger and has no agreements with any specific candidates relative thereto.

ADVANTAGES AND DISADVANTAGES OF INCREASING AUTHORIZED COMMON STOCK

There are certain advantages and disadvantages of increasing the Company's authorized common stock. The advantages include:

•	The ability to raise capital by issuing capital stock under future financing transactions, if any.

•	To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•	Dilution to the existing stockholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Company's Board of Directors, at that time. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

CERTAIN RISK FACTORS ASSOCIATED WITH THE REVERSE STOCK SPLIT

There can be no assurance that the total market capitalization of the Company's Common Stock (the aggregate value of all Company’s Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company's Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the Company's Common Stock outstanding before the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract or satisfy potential acquisition targets and there is no guarantee that any transaction will be effected.

A decline in the market price of the Company's Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company's Common Stock could be adversely affected following such a reverse stock split.

IMPACT OF THE PROPOSED REVERSE STOCK SPLIT IF IMPLEMENTED

If approved and effected, the reverse stock split will be realized simultaneously for all of the Company's Common Stock and the ratio will be the same for all of the Company's Common Stock. All fractional interests resulting from the reverse split will be rounded up to the nearest whole share (see EFFECT ON FRACTIONAL SHAREHOLDERS, below).  The reverse stock split will affect all of the Company's stockholders uniformly, however, the rounding of fractional shares may affect certain stockholders' percentage ownership interests and proportionate voting power in the Company.  Because the number of authorized shares of the Company's Common Stock will not be reduced, the reverse stock split will increase the Board of Directors' ability to issue authorized and unissued shares without further stockholder action.

The principal effect of the reverse stock split will be that:

•
the number of shares of the Company's Common Stock issued and outstanding will be reduced (based upon the ratio adopted by the Board of Directors) from 1,000,000 shares to not less than 50,000 shares nor more than 500,000;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into the Company's Common Stock will be reduced proportionately; and

•
proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of the Company's Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

EFFECT ON FRACTIONAL STOCKHOLDERS

All fractional interests resulting from the reverse split will be rounded up to the nearest whole share.

EFFECT ON REGISTERED AND BENEFICIAL STOCKHOLDERS

Upon a reverse stock split, we intend to treat stockholders holding the Company's Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company's Common Stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

EFFECT ON REGISTERED CERTIFICATED SHARES

Some of our registered stockholders hold all their shares in certificate form.  If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Island Stock Transfer, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

AUTHORIZED SHARES

The reverse stock split would affect all issued and outstanding shares of the Company's Common Stock and outstanding rights to acquire the Company's Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Company's Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Company's Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors.  As of July 1, 2010, we had 20,000,000 shares of authorized Common Stock and 1,000,000 shares of Common Stock issued and outstanding and 5,000,000 shares of authorized Preferred Stock and no shares of Preferred Stock issued and outstandiing. Following the increase in authorized shares proposed by the Company’s board of directors (but prior to any reverse split), we will have 200,000,000 shares of authorized Common Stock and 1,000,000 shares of Common Stock issued and outstanding together with 10,000,000 shares of Preferred Stock and none outstanding.  Authorized but unissued shares will be available for issuance, and we may issue such shares in the future.  If we issue additional shares, the ownership interest of holders of the Company's Common Stock will be diluted.

ACCOUNTING MATTERS

The stated capital attributable to the Company's Common Stock on its balance sheet will be unchanged. The per-share net income or loss and net book value of the Company's Common Stock will be restated because there will be fewer shares of the Company's Common Stock outstanding.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

If the Board of Directors decides to implement the reverse stock split at any time prior to July 31, 2011, the Company will promptly file a Certificate of Amendment with the Department of State of the State of New York to amend our existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

NO APPRAISAL RIGHTS

Under applicable New York law, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only.  Further, it does not address any state, local or foreign income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.  This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.  As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split.  The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts.  ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth certain information regarding beneficial stock ownership as of July 1, 2010 of (i) all persons known to us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director of our company and our executive officers, and (iii) all of our officers and directors as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name	Owned(1)	Shares(1)

John M. Sharpe, Jr. 1895 Byrd Drive, East Meadow, NY 11554	762,291	76.23%

Pryor & Mandelup LLP 675 Old Country Road, Westbury, NY 11590	65,000	6.50%

Officers and directors as a group (one person)	762,291	76.23%

(1)
For the purposes of this table, a person is deemed to have “beneficial ownership” of any shares of capital stock that such person has the right to acquire within 60 days of July 1, 2010. All percentages for common stock are calculated based upon a total of 1,000,000 shares outstanding as of July 1, 2010, plus, in the case of the person for whom the calculation is made, that number of shares of common stock that such person has the right to acquire within 60 days of July 1, 2010.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS
TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Certificate of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock.

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company's voting stock.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

Robert L. B. Diener
Law Offices of Robert Diener
122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Telephone: (310) 396-1691

BY ORDER OF THE BOARD OF DIRECTORS OF INNER SYSTEMS, INC.